Exhibit 23.7

CONSENT OF STERNE, AGEE & LEACH, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Cape Bancorp, Inc. (“CBNJ”), as Appendix D to the Joint Proxy Statement-Prospectus which forms a part of this Registration Statement on Form S-4, dated the date hereof, relating to the proposed transaction by and between CBNJ and Colonial Financial Services, Inc. and to the references to such opinion and the quotation or summarization of such opinion contained therein. This consent relates solely to such Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

STERNE, AGEE & LEACH, INC.

Dated: December 23, 2014

One North Wacker Drive, 35th Floor • Chicago, Illinois 60606
www.sterneagee.com

Investments since 1901